Exhibit 99.1
news release
QLT OPHTHALMICS, INC. ESTABLISHES AN ACTIVIS PDT LASER CO-PROMOTION
AGREEMENT WITH QUANTEL MEDICAL AND QUANTEL USA IN THE UNITED STATES

For Immediate Release	November 29, 2010
Vancouver, Canada — QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced that its wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc. (“QOI”), and Quantel Medical and its distributor, Quantel USA, Inc., have entered into a co-promotion agreement for the sale of Activis PDT Lasers used to activate Visudyne® during photodynamic therapy of primarily classic lesions in wet age-related macular degeneration (AMD). The lasers are manufactured by Quantel Medical and sold by Quantel USA, Inc. and will be promoted by both Quantel USA, Inc. and QOI’s sales force to the retina community in the United States.
“This co-promotion arrangement further demonstrates our ongoing commitment to supporting the retina community’s treatment of patients with wet AMD,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “QLT is pleased to be in a position to enhance our support of U.S. retina specialists by using our existing sales force to market a photodynamic laser option.”
Under the terms of the agreement, QOI will have a right to market the laser while Quantel USA, Inc. will accept orders and complete sales for the lasers, and provide QOI a flat fee for each laser sold in the United States, on a per unit basis, as a result of sales generated by QOI. Each party will be responsible for the costs of maintaining and operating its own sales force. The term of the agreement runs for a one year period and thereafter is automatically renewed, unless terminated by either party.
About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.
About QLT Ophthalmics, Inc. (QOI)
QOI is a wholly-owned U.S. subsidiary of QLT Inc. QOI was formed to commercialize QLT pharmaceutical and device products for the ophthalmic community. QOI’s current mission is to support and market Visudyne across the U.S. territories including the Mid-Atlantic, Southeast, Northeast, Mid-West, Southwest, West, and Rocky Mountain regions by focusing directly on retinal specialists in the ophthalmic community.

About Visudyne®
Visudyne therapy is a two-step procedure involving the intravenous administration of the drug into the patient’s arm. A non-thermal laser light is then shone into the patient’s eye to activate the drug. This produces a reaction that closes the abnormal leaky vessels, resulting in a stabilization of the corresponding vision loss.
Visudyne is approved worldwide for the treatment of a form of wet AMD, the leading cause of legal blindness in people over the age of 55, and has been used in more than two million treatments worldwide. Visudyne is commercially available in more than 80 countries for the treatment of predominantly classic subfoveal CNV. In addition, over 60 countries have approved Visudyne to treat other macular neovascular conditions such as minimally classic and occult with no classic AMD lesions, pathological myopia and presumed ocular histoplasmosis.
About Quantel Medical
In 1993, Quantel Group created a new subsidiary, BVI, which was a shareholder of Biovision, a company specializing in ophthalmological lasers & ultrasound systems. BVI went on to become Quantel Medical. This acquisition united Quantel’s fundamental expertise in laser technology with Biovision’s expertise in the field of ophthalmology. This synergy gave rise to Quantel Medical, world leader in ocular ultrasound systems and laser photocoagulator. Quantel Medical offers innovative ophthalmology solutions. The company develops and markets a complete range of diagnostic ocular Ultrasound systems and surgical lasers. This range offers global therapeutic solutions that meet the needs of both patients and doctors. Quantel Medical has established itself across every continent and in over 110 countries, through a network of distributors and direct on-the-ground presence. The company develops and markets a complete range of ophthalmology ultrasound and lasers systems. A leading-edge player in a constantly advancing technological field, Quantel Medical has unique expertise and has pioneered several groundbreaking developments in the field of medical technology. In 1993, Quantel Medical launched the first solid-state laser, thus bringing the era of the Argon laser to an end. In 2003, Quantel Medical marked another first in the world of ocular Ultrasound by introducing into the market 2 high-frequency probes for retinal and anterior chamber diagnosis. Today Quantel Medical has built up a worldwide leadership reputation in the field of ocular Ultrasound and laser photocoagulation systems.
Quantel Group is listed on the New Paris Stock Exchange market under the trading symbol “QUA.”

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 646-378-2953
tswanson@troutgroup.com
or
New York, USA
Marcy Nanus
Telephone: 646-378-2927
mnanus@troutgroup.com
Visudyne® is a registered trademark of Novartis AG.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our future expectations for QOI, sales of lasers and Visudyne in the U.S. and any future commercial operations expansion; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; the risk that future sales of lasers and/or Visudyne may be less than expected; QOI’s ability to successfully market and sell lasers and/or Visudyne in the U.S.; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of products; risks and uncertainties related to the scope, validity, and enforceability of intellectual property rights related to our products and technology and the impact of patents and other intellectual property of third parties; general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.